Exhibit 10.17

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) between GEOVIC MINING CORP. (“Company”) and SHELIA SHORT (“Executive”) is effective on 01 January 2008 and remains in effect through the Term of this Agreement (as hereinafter defined). The Company and the Executive are in some places herein referred to individually as a Party and collectively as the Parties.

WHEREAS:

A.	The Company is a publicly-listed mining company incorporated in Delaware and headquartered in Colorado, whose shares are publicly-traded on the Toronto Stock Exchange (TSX);

B.

The Company through various subsidiaries is involved in all aspects of the international mining industry and, in particular, is assisting its wholly-owned subsidiary, Geovic, Ltd, a private corporation incorporated in the Cayman Islands and its majority-owned subsidiary, Geovic Cameroon PLC (“GeoCam”), a private corporation incorporated in Cameroon in developing a cobalt-nickel-manganese mining project (“Project”) in the Republic of Cameroon;

C.	The Company has no full time employees, as all its officers are employees of Geovic, Ltd. which also is the employer of all other persons involved in the Company’s business;

D.

The Executive has gained considerable and valuable experience carrying out all the duties and responsibilities of the Corporate Secretary and provides executive and hands-on management expertise while adding substantial value during many phases of corporate development, and the Executive has been an executive officer of the Company since December 2006; and

E.

The Company desires to retain the Executive now as an executive officer of the Company and of Geovic Ltd. and as a full-time employee of Geovic Ltd., and the Executive desires to continue her work in such capacities, all pursuant to the terms and conditions hereinafter set forth.

NOW THEREFORE, IT IS HEREBY AGREED as follows:

1.	Appointment, Duties and Term of Employment.

1.1

Job Description. Geovic Ltd., now the Company’s 100%-owned subsidiary, initially employed the Executive as Executive Assistant, effective July 1, 2000. Subsequently, Executive was appointed Corporate Secretary of Geovic Ltd. on February 10, 2004, and has served as Corporate Secretary of the Company since December 2006. Executive has performed the job functions of the Corporate Secretary in an admirable and effective manner and is expected to continue to perform her duties in this manner. Subject to the powers, authorities and responsibilities vested in the Board of Directors (the “Board”) of the Company, the Executive shall have the responsibility and authority vested in the By-laws of Geovic Ltd. and the Company for the Corporate Secretary position. The Executive shall also perform such other administrative duties for Geovic Ltd. and the Company and its other subsidiaries and affiliates as may from time to time be authorized or directed by the Board and the Company’s executive management.

1.2

Appointment as Officer. At or prior to approval of this Agreement by the Board, the Executive shall be re-appointed as Corporate Secretary of the Company and shall be appointed a full-time employee and Corporate Secretary of Geovic Ltd. and shall perform all such other duties for the Company and its subsidiaries and affiliates as may from time to time be authorized or directed by the Chief Executive Officer (CEO) or the Board.

1.3

Term. The Executive shall be employed in all such capacities for an employment term (“Term”) which shall be deemed to have commenced as of 01 January 2008 and ending on 31 December 2009 subject to all the covenants and conditions hereinafter set forth, except that, commencing 01 January 2008, the Term of this Agreement shall be automatically renewed for rolling two-year periods, whereby the Term of this Agreement is twenty four (24) months on a continuing basis.

1.4

The Executive shall report to the Chief Executive Officer (“CEO” or “Contact Person”) on most matters and to the board on certain special matters if so requested. The Executive shall keep the CEO and Board well informed regarding Executive’s responsibilities and other Company or Geovic Ltd. matters and shall promptly respond to any reasonable requests by the CEO in this regard.

	1.5	The Executive shall not conduct any unethical or illegal activities on behalf of the Company and agrees to comply with the Company’s Code of Business Conduct and Ethics.

1.6

The Executive shall be an Officer of the Company and a full-time employee of Geovic Ltd. with the authority, autonomy and responsibility customary for a Corporate Secretary. The Executive shall provide her Services exclusively to the Company and its subsidiaries. However, this shall not preclude the Executive from participating in the affairs of any governmental, educational or charitable institution so long as such participation does not unreasonably interfere with the performance by the Executive of her duties hereunder. During the Term of this Agreement, the Executive agrees to serve, if elected, as an officer or director of any subsidiary or affiliate of the Company.

2.	Consideration and expenses

2.1

During the Term of this Agreement, in consideration of the Executive’s services hereunder, including, without limitation, service as an officer or director of the Company or of any subsidiary or affiliate thereof and as a full-time employee of Geovic Ltd., the Company shall pay the Executive as follows:

A salary at a rate of $108,000 per year, effective 01 January 2008, payable monthly in arrears on the last working day of each month. The Executive’s performance and compensation package shall be reviewed annually by the CEO and by the Compensation Committee of the Board. All payments of consideration and expenses shall be made by direct deposit to an account in the name of Executive at a financial institution selected by Executive and located in the United States. All currency herein is expressed in US dollars.

Executive has received, upon approval of the Compensation Committee of the Board and the Board, an initial grant of options to purchase up to 40,000 Option Shares in accordance with the Company’s Amended and Restated Stock Option Plan and shall receive subsequent annual grants of Options in accordance with option compensation arrangements established by the Compensation Committee of the Board during the Term of this Agreement to be completed in compliance with regulations of the appropriate regulatory authorities. The Options shall have such terms as are determined by the Board in accordance with the Amended and Restated Stock Option Plan. In the event that options held by Executive become vested in full for any of the reasons described in Section 4.1, all options then held by Executive shall be deemed automatically at that time to be non- qualified options and not Incentive Stock Options under the Amended and Restated Stock Option Plan and may be exercised at any time during the original term of the option.

  Executive shall be eligible to receive an annual cash incentive bonus in an amount up to twenty percent (20%) of Executive’s annual salary, pursuant to an outstanding appraisal of Executive’s performance by the CEO and the Compensation Committee. If the Board puts into place a restricted stock or deferred share plan, the Executive shall have the option to receive any such bonus awarded as deferred compensation.

2.2	The Company or Geovic Ltd. shall pay or reimburse to the Executive:

2.2.1

All costs reasonably and properly expended by her on behalf of the Company, if proper documentation of such expenses is received by the Company in accordance with the Company’s normal expense reimbursement procedures;

2.2.2

During the Term of this Agreement, the Executive shall be entitled to participate in employee benefit plans or programs, if any, to the extent that Executive is eligible to participate in such plans or programs;

2.2.3

During the Term of this Agreement, Executive shall be entitled to participate in the Company’s Employee Stock Option Plan and the Company’s Annual bonus Program for Executives, subject to recommendations of the Compensation Committee and approval by the Company’s Board;

2.2.4

Until such time as the Company may adopt a medical plan, the Company shall reimburse the Executive’s medical insurance in an amount not to exceed $500/month, and once such a plan is adopted, Executive shall be entitled to full family coverage under the plan; and

	2.2.5	Expenses for Executive’s personal vehicle use shall be at a rate of the greater of $0.465 per mile or the prevailing IRS mileage rate, but shall exclude the mileage associated with daily commuting;

Such payments or reimbursements shall be made within seven (7) days of a request for reimbursement by the Executive together with provision by the Executive of such additional evidence and information as the Company or Geovic Ltd. shall reasonably require.

2.3

The Executive shall be entitled to take four (4) calendar weeks of paid vacation annually during the Term of this Agreement, subject to the dates being previously agreed by the CEO. Executive shall not be entitled to additional compensation if she fails to use this vacation, provided that with written approval of the CEO, up to two (2) weeks of annual vacation may be carried over to a succeeding year. The Executive shall also be entitled to take paid holidays in accordance with standard company policy.

2.4

Executive shall accrue one (1) day of sick leave time per pay period, up to a maximum of 20 days, to be used only in connection with illness or medical conditions which interfere with providing services under this Agreement.

3.	Termination

	3.1	Either Party may terminate this Agreement and Executive’s employment with the Company by providing written notice to the other Party at least forty-five (45) days prior to the termination date.

3.2

The Company may terminate this Agreement and Executive’s employment with Geovic Ltd. without obligation to Executive by providing written notice to Executive at any time upon the occurrence of any one or more of the following events:

		3.2.1	Executive’s breach of any material obligation owed the Company in this Agreement;

		3.2.2	Executive’s neglect of duties to be performed under this Agreement;

		3.2.3	Executive’s failure or refusal to follow lawful directions given by CEO or the Board;

3.2.4

Executive’s dishonest conduct or conduct that has damaged or will likely damage the reputation of the Company or Geovic Ltd., or conduct which is clearly contrary to the Company’s Code of Business Conduct and Ethics;

		3.2.5	Executive being convicted of a felony;

		3.2.6	Executive engaging in any act of moral turpitude;

		3.2.7	Death of Executive; or

		3.2.8	Executive becoming permanently disabled for a period of six (6) consecutive months that precludes Executive from performing the duties of her employment.

3.3

Anything contained in Section 3.2 to the contrary notwithstanding, the Company or Geovic Ltd. shall not terminate this Agreement and Executive’s employment with the Company pursuant to Section 3.2.1, 3.2.2 or 3.2.3 unless the Company shall have first given the Executive twenty-one (21) days’ prior written notice of such termination, which sets forth the grounds of such termination, and the Executive shall have failed to cure such grounds for termination within the twenty-one (21) day period.

3.4	Executive may terminate this Agreement and Executive’s employment by the Company by providing written notice to the Company at any time upon the occurrence of any one or more of the following events:

	3.4.1	The Company’s breach of any material obligation owed the Executive in this Agreement;

	3.4.2	The Company requiring Executive to perform illegal activities;

	3.4.3	Bankruptcy of the Company;

	3.4.4	Inability of Executive to substantially perform her essential duties under this Agreement because of a disability; or

3.4.5

In the event of merger, consolidation, divestiture, takeover, significant sale, change in control or any similar business circumstance with Geovic or its subsidiaries which result within 12 months of the change in control in either (i) a termination or threatened termination of Executive’s employment or a reduction in compensation to be paid to Executive, or (ii) a significant change in the duties of Executive reasonably deemed unacceptable by Executive.

The term “change in control” shall mean either: (1) any one Person (or group of affiliated persons) holds a sufficient number of Voting Shares of the Company or Resulting Issuer to affect materially the control of the Company or Resulting Issuer, or (2) any combination of Persons, acting in concert by virtue of an agreement, arrangement, commitment or understanding, hold in total a sufficient number of the Voting Shares of the Company or Resulting Issuer to affect materially the control of the Company or Resulting Issuer, where such Person or combination of Persons did not previously hold a sufficient number of Voting Shares to affect materially the control of the Company or Resulting Issuer. In the absence of evidence to the contrary, any Person or combination of Persons acting in concert by virtue of an agreement, arrangement, commitment or understanding, holding more than 20% of the Voting Shares of the Company is deemed to materially affect the control of the Company or Resulting Issuer. Capitalized terms in this change in control paragraph have the same meaning as used in the TSX Corporate Finance Manual.

3.5

Anything contained in Section 3.4 to the contrary notwithstanding, the Executive shall not terminate this Agreement and Executive’s employment with the Company pursuant to Section 3.4.1 or 3.4.2 unless the Executive shall have first given the Company twenty-one (21) days’ prior written notice of such termination, which sets forth the grounds of such termination, and the Company shall have failed to cure such grounds for termination within the twenty-one (21) day period.

4.	Severance.

4.1

Within ninety (90) days of this Agreement and Executive’s employment with the Company being terminated by the Company pursuant to Section 3.1 or Section 3.2.8 or by the Executive pursuant to Section 3.4.1, 3.4.2, 3.4.4 or 3.4.5, the Company shall pay Executive a lump sum severance of two (2) years of the minimum base salary pursuant to Section 2.1, commencing on the effective date of the termination, plus any annual bonus to which Executive would have been entitled had the Agreement not been terminated, and the Executive shall immediately become one hundred percent (100%) vested with respect to any options to purchase the Company’s capital stock that she then holds and/or any restrictions with respect to restricted shares of the Company’s capital stock that she then holds shall immediately lapse, subject to any applicable rules or restrictions imposed by any stock exchange or securities regulatory authority.

4.2

Within ninety (90) days of this Agreement and Executive’s employment with the Company being terminated by the Company pursuant to Section 3.2.7, the Company shall pay the trustee named in Executive’s last will and testament, if any, and if none, then the Executive’s estate, a lump sum severance of two (2) years of the minimum base salary pursuant to Section 2.1 commencing on the date of death, plus any annual bonus to which Executive would have been entitled had the Agreement not been terminated and Executive’s trustee named in Executive’s last will and testament, if any, and if none, then Executive’s estate, shall immediately become one hundred percent (100%) vested with respect to any options to purchase the Company’s capital stock that the Executive held at the time of her death and/or any restrictions with respect to restricted shares of the Company’s capital stock the Executive held at the time of her death shall immediately lapse, subject to any applicable rules or restrictions imposed by any stock exchange or securities regulatory authority or pooling restrictions entered into by the Company.

These Sections 4.1 and 4.2 and other Sections of this Agreement shall comply with all laws, rules and regulations of securities commissions and stock exchanges to which the Company may be subject, or with which it must comply. Otherwise the Executive and the Company agree to reasonably modify this Agreement in a manner that meets such requirements.

5.	Confidentiality.

5.1

In this Agreement, all information and data (“Information”) includes oral or written, computer file or other permanent form relating to the Company, Geovic Ltd., GeoCam, Geovic Energy Corp. and any other subsidiaries and affiliates of the Company (together the “Group”) and their businesses and assets or any part thereof disclosed or provided to the Executive and all documents, computer files or other records prepared by the Executive which contain or are based on any such information or data, together with all confidential information and data concerning the business of the Group, and information to the Group that is furnished by a third party and deemed confidential and that was furnished by the third party after assurance of confidential treatment.

5.2

The Executive shall keep all Information strictly confidential and shall not disclose the Information, in whole or in part, to any person other than directors or employees of the Group and outside personnel that need to know such Information for their performance of services on behalf of the Company.

5.3

The Executive shall not use the Information for any purpose whatsoever other than for the purpose of providing the Services herein, and as may be required or beneficial in the performance of the Services herein.

	5.4	The provisions of Sections 5.2 and 5.3 shall not apply to Information:

		5.4.1	which at the time of disclosure is available to the public generally;

		5.4.2	which after disclosure becomes available to the public generally, other than by reason of a breach by the Executive of her obligations under this Agreement; or

		5.4.3	subject to any disclosure if such disclosure is the requirement of a court of competent jurisdiction.

5.5

The obligations in Sections 5.2 and 5.3 shall remain in effect for three (3) years after termination of this Agreement, and for such longer term as may reasonably be required to maintain the confidentiality of Information material to the Group’s business.

6.	Company property.

	6.1	The products and results of the Services shall be the exclusive property of the Company.

6.2

On the expiration or termination of the Term of this Agreement (for whatever reason and howsoever caused) the Executive shall promptly deliver to the Company all copies of all Information in the possession or under the control of Executive and all other property belonging to the Company which may be in possession or under her control.

7.	Taxes

Federal and state taxes will be withheld by the company from Executive’s monthly salary and cash bonuses, if any, and Executive shall be eligible for workers compensation and unemployment insurance benefits to the extent provided by law. For all purposes under this Agreement, Executive is a resident of the State of Colorado.

8.	Evacuation.

The Company shall make all available efforts to ensure the release, evacuation and/or medical care of the Executive and/or members of her family if the Executive and/or members of her family are kidnapped, held hostage, require emergency medical evacuation or are caught up in any kind of civil unrest or violence during Executive’s performance of Services to the Company.

9.	Notices.

9.1

Any notice to be given under this Agreement must be in writing and must be delivered to the addressee in person or left at the address of the addressee or sent by facsimile to the facsimile number of the addressee which in each case is specified in this Section, and marked for the attention of the person so specified, or to such other address or facsimile number and/or marked for the attention of such other person as the relevant Party may from time to time specify by notice given in accordance with this Section.

The details of each Party at the date of this Agreement are:

To the Company:	GEOVIC MINING CORP. 743 Horizon Court, Suite 300A Grand Junction, CO 81506 USA Facsimile: 970 256 9241 Attention: The Secretary

To the Executive:	SHELIA SHORT 743 Horizon Court, Suite 300A Grand Junction, Colorado 81506 Telephone: 970 256 9681

	9.2	A notice shall take effect from the time it is deemed to be received as follows:

		9.2.1	in case of a notice delivered to the addressee in person, upon delivery;

		9.2.2	in the case of a notice left at the address of the addressee, upon delivery at that address;

		9.2.3	in the case of facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates the facsimile number of the recipient.

10.	Governing law and venue.

This Agreement shall be governed by and interpreted in accordance with the laws of Colorado, United States, and venue for any action relating to or arising out of this Agreement shall only be proper in Mesa County, Colorado, United States.

11.	No waiver.

The failure of any party to insist upon the strict performance of any of the terms, conditions or provisions of this Agreement shall not be construed as a waiver of relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect.

12.	Rights, obligations and assignment.

The rights and obligations of the Company and Geovic Ltd. under this Agreement shall inure to the benefit of, and shall be binding upon, their respective successors and assigns.

13.	Severability.

If any of the provisions of this Agreement shall for any reason be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement, but shall be confined to such invalid or unenforceable provision.

14.	Captions.

The captions inserted in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of this Agreement, or any provision hereof, nor in any way affect the interpretation of this Agreement.

15. Entire Agreement.

This Agreement and the schedules hereto embody the entire understanding between the Parties hereto pertaining to the subject matter hereto and supersedes all prior agreements and understandings of the parties in connection therewith.

IN WITNESS whereof the Parties hereto have executed the Agreement this 5th day of  May 2008, effective as of 01 January 2008.

Signed  /s/ John E. Sherborne
John E. Sherborne, for and on behalf of
GEOVIC MINING CORP.

Signed  /s/ John E. Sherborne
John E. Sherborne, for and on behalf of
GEOVIC LTD.

Signed  /s/ Shelia Short
SHELIA SHORT, Executive

Effective January 1, 2010 Ms. Shelia I. Short 4545 S. Monaco St., Unit 134 Denver CO 80237

Dear Shelia:

This letter states the modifications that we have agreed upon in your employment that was effective as of January 1, 2008.

FOR CONSIDERATION, the receipt and sufficiency of which we mutually acknowledge, we agree as follows

1.     As of January 1, 2010, your annual base salary is: $112,000.00.

2.     Upon any severance for death under Section 4.1 of your employment agreement, your survivors or your estate will be entitled only to receive an amount or amounts received by the Company under life insurance on your life held by the Company (totaling $224,000.00 face amount as of the date hereof), and not an amount equal to two years’ base salary in effect at date of death plus bonus for that year (which would be the amount under your present employment agreement). If your salary increases in future years, it is not expected that the amount of life insurance will increase.

3.     Upon any disability for which you would be entitled to payments under Section 4.2 of your employment agreement, you would be entitled to receive an amount or amounts received by the company under disability insurance on you held by the Company (totaling $112,000.00 face amount as of the date hereof) in lieu of an amount equal to two years’ base salary at date of death plus bonus for current year. If your salary increases in future years, it is not expected that the amount of life insurance will increase.

All other terms and conditions of your employment agreement remain in full force and effect, subject to minor modifications that we may mutually agree upon from time to time to reflect changing conditions in the Company or its business.

Please sign below to indicate your agreement to the above modifications.

Sincerely, Geovic Mining Corp.

By: /s/ John E. Sherborne John E. Sherborne CEO, President

/s/ Shelia I. Short Shelia I. Short